EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES’ FIRST QUARTER REVENUE RISES 34% TO RECORD $59 MILLION;
EBITDA INCREASES 31% TO $27.9 MILLION

- Deploys 1,592 New Revenue Units, Including Quarterly Record 1,375 for Sale Units
and 217 Net Additions to Installed Base -

AUSTIN, Texas, January 30, 2014 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2014 first quarter ended December 31, 2013, as summarized below:

Summary of 2014 Q1 Results
(In millions, except per-share and unit data)

	Three Months Ended December 31,
	2013	2012
Revenue	$59.2	$44.3
Operating income (1)	$15.0	$11.4
Net income (1)	$9.5	$7.1
Diluted earnings per share (1)	$0.31	$0.24
Adjusted diluted earnings per share (2)	$0.33	$0.24

EBITDA (1, 3)	$27.9	$21.4

Units sold	1,375	644

Domestic participation installed units:
Average	12,520	10,942
Quarter-end	12,657	11,188

(1)
Operating income, net income, EBITDA and diluted earnings per share for the three month period ended December 31, 2013 reflects approximately $0.8 million in pre-tax insurance claims in excess of the previous 2 year quarterly average.

(2)	Adjusted diluted earnings per share represents the add-back of the insurance claims incurred during the three month period ended December 31, 2013 in excess of the previous 2 year quarterly average.

(3)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

Patrick Ramsey, Chief Executive Officer of Multimedia Games, commented, “Our first quarter results represent a strong start to fiscal 2014, as we generated record revenue of $59 million, EBITDA growth of over 30% and significant free cash flow (a non-GAAP measure). Revenue from unit sales increased over 77% from the prior year quarter as we sold a record 1,375 units to customers across our expanding addressable market, including 143 units in Nevada and our first sales in Pennsylvania. In addition, our award-winning TournEvent® slot tournament system continues to generate demand, with total first quarter sales of 407 units to 32 casinos in 14 states.

“Gaming operations revenue rose approximately 12% year over year reflecting 13% year-over-year growth in our installed base or the addition of 1,469 new units, as well as the addition of 217 new units on a quarterly sequential basis. Our gaming operations business continues to benefit from strong acceptance of our premium participation games which are generating a daily yield that is twice that of our non-premium units. During the quarter, we added 181 premium participation units to our installed base and these units now comprise 24% of our total non-Oklahoma installed base compared to 21% at the end of the prior quarter. This growth in our installed base was partially offset during the period by weakness in our daily yield in December, reflecting the decrease in consumer spending seen industry-wide as well as the impact of severe weather on our customers’ operations, particularly in Oklahoma. As a result, daily win per unit declined for the first time in 12 quarters.”

Ramsey concluded, “Multimedia Games continues to make solid progress in deploying a growing number of exciting new games across an increasing number of markets. We can now address over 80% of domestic slot floors and continue to pursue licensing initiatives that will further expand the universe of slot floors we can address. As we continue to sell and place units in newer markets such as Nevada, New Jersey, Illinois and Pennsylvania, we are simultaneously increasing our floor share in established markets and believe we can continue to grow our share for the foreseeable future. Our new game development efforts are resulting in a growing portfolio of new games and platforms, including our Maximum Player Experience™ premium participation platform that will debut later this year. We believe these new offerings will extend our success in delivering high levels of player satisfaction and strong returns for our customers, leading to continued top and bottom line growth.”

Summary of Fiscal 2014 First Quarter Operating Results

$ millions except unit, margin and per-share data	Three Months Ended
	December 31,
	2013	2012
Revenue
Total revenue	$59.2	$44.3
Gaming operations	$33.6	$30.0
Gaming equipment and system sales	$24.9	$14.0
Sales of units	$23.9	$12.7
Parts and equipment	$1.0	$1.3
Other	$0.7	$0.3

Revenue Metrics
Gaming operations
Quarter-end installed base	12,657	11,188
Quarter-end premium units installed outside Oklahoma	1,059	318
Approximate daily win per unit	$25.64	$25.87

Gaming equipment and system sales
Units sold	1,375	644
Average selling price	$17,366	$18,703

Operating Expenses
Total operating costs and expenses	$44.1	$32.9
Cost of goods sold	$15.7	$9.5
Gaming operations gross margin	88.5%	89.1%
Gaming equipment and system sales gross margin	52.5%	55.8%
Selling, general & administrative	$13.7	$11.3
Research and development	$4.3	$4.1
Amortization & depreciation	$10.4	$8.0

Operating income	$15.0	$11.4
Operating margin	25.4%	25.8%

Effective tax rate	35.8%	37.2%

Net income	$9.5	7.1

Earnings per diluted share	$0.31	$0.24
Adjusted earnings per diluted share	$0.33	$0.24

Key highlights from the Company’s fiscal 2014 first quarter operating results include:

•	Gaming operations

◦
Revenue rose 12.1% year over year driven by a 1,469 unit year-over-year increase in the Company’s installed base of participation units, which was partially offset by a year-over-year decline in win per unit per day, largely reflecting a significant decline in December performance due to the impact of severe weather on customer facilities in Oklahoma.

◦	The installed base grew by 217 units on a quarterly sequential basis despite the sale of 251 units out of the installed base.

▪	Added 74 new High Rise Games® units in Nevada.

▪	The installed base of premium participation games increased by 181 units on a quarterly sequential basis to 1,059 units.

◦	Revenue from the Company’s New York Lottery business rose 7.0% year over year to $4.1 million.

•	Gaming equipment and system sales

◦
Revenue rose 77.7% year over year driven by the sale of a quarterly record 1,375 units to customers in 21 markets, including initial sales to casinos in Pennsylvania, compared to the sale of 644 units to customers in 17 markets in the year-ago quarter.

◦	Recorded a large sale of 499 units to a single customer in Alabama, of which 221 units were previously on a revenue share arrangement.

◦	Total unit sales include 407 TournEvent units at 32 casinos, bringing the Company’s TournEvent installed base to approximately 3,529 units in 231 casinos.

◦	The top three markets for unit sales were Alabama, Nevada and Ohio, representing a total of 788 units.

•	Operating expenses

◦
The increase in selling, general & administrative (“SG&A”) expenses as well as total operating expenses was primarily driven by approximately $0.8 million in insurance claims above the previous two year quarterly average which impacted diluted earnings per share by approximately $0.02.

◦	The increase in cost of goods sold primarily reflects the higher number of units sold during the fiscal 2014 first quarter compared with the year-ago period.

◦	SG&A expenses include approximately $1.3 million of non-cash stock-based compensation compared to $0.9 million in the prior year period.

◦	Depreciation and amortization reflects continued increases in the installed base and higher amortization expense for capitalized labor.

Balance Sheet Review
Multimedia Games ended the 2014 first fiscal quarter with $112.5 million in cash and net cash (a non-GAAP measure, which we define as total cash in excess of total debt) of $83.8 million, versus net cash of $40.9 million at December 31, 2012. Capital expenditures in the fiscal 2014 first quarter were $10.4 million compared to $12.7 million in the year ago period. The Company generated free cash flow of $14.4 million in the quarter ended December 31, 2013, compared to $1.9 million in the quarter ended December 31, 2012. Please see the reconciliations to non-GAAP measures included in this release.

During the fiscal 2014 first quarter, the Company repurchased approximately 76,000 shares of its common stock at an average price of $29.30 per share, excluding commissions, for total consideration of approximately $2.2 million. As of December 31, 2013, the Company had approximately $33.0 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.6 million shares of its common stock.

Adam Chibib, President and Chief Financial Officer, commented, “Our fiscal 2014 first quarter results demonstrate the strong momentum for our product portfolio across the Company’s growing total addressable market despite the continued challenges in the regional gaming markets throughout the U.S. We believe our ability to successfully enter new markets and increase our penetration in existing markets, combined with our disciplined fiscal management, will drive further increases in revenue, operating income, EBITDA, diluted EPS and free cash flow in fiscal 2014. With a solid balance sheet and an attractive business model that emphasizes free cash flow generation, we believe we have the financial flexibility to invest in our business to drive long-term results while simultaneously returning capital to shareholders.”

Reiterates Fiscal 2014 Outlook
Multimedia Games today reiterated its outlook for fiscal 2014 which was provided on November 14, 2013. The Company expects to generate revenue of $217.0-$223.0 million, representing year-over-year growth of approximately 15%-18%. In addition, Multimedia Games expects to generate EBITDA, a non-GAAP financial measure defined below, of $110.0-$114.5 million, representing approximately 15%-20% year-over-year growth. Finally, the Company expects its fiscal 2014 tax rate to be in the range of 36%-38%, compared with its fiscal 2013 tax rate of 32.5%. As a result, fiscal 2014 diluted EPS are expected to be $1.23-$1.27, representing year-over-year growth of approximately 8%-11% from reported fiscal 2013 EPS of $1.14 and year-over-year growth of approximately 16%-20% from adjusted fiscal 2013 EPS of $1.06 as described below.

Comparison of Fiscal 2014 Guidance to Fiscal 2013 Results
(In millions, except per-share and unit sales)

	Twelve Months Ended September 30,
	2014 Guidance(1)	2013
Revenue	$ 217.0 - 223.0	$189.4
EBITDA	$ 110.0 - 114.5	$95.7
Depreciation and Amortization	$ 42.0 - 44.0	$34.8

Diluted earnings per share	$ 1.23 - 1.27	$1.14
Pro-forma diluted earnings per share (2)	$ 1.23 - 1.27	$1.06

Unit sales	3,700 - 4,000	2,678

(1)
Represents Company guidance for fiscal 2014 as previously provided on November 14, 2013, with the forecasted diluted EPS range reflecting an expected full year tax rate of 36%-38%, versus a 32.5% tax rate in fiscal 2013.

(2)	Pro-forma diluted earnings per share for the fiscal 2013 period reflect a 37% tax rate applied to the reported income before income taxes for both periods.

	Fiscal 2014 Guidance		Fiscal 2013
EPS Reconciliation:	Low	High
As reported			$1.14
Pro-forma at 38% tax rate			(0.08)
Adjusted, Pro-forma EPS	$1.23	$1.27	$1.06

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K’s and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2014 First Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, January 30, 2014, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
See definitions of EBITDA, net cash, free cash flow, adjusted diluted earnings per share, and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is primarily derived from gaming units in operation on revenue-sharing arrangements. The company also offers and generates revenue from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for commercial and tribal casinos and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the company, its sales, and its business.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “continue”, “intend”, “plan”, “seek”, “estimate", “project”, “may”, “should”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, expectations regarding financial performance; expectations regarding entry into new markets and expansion in our existing markets; beliefs regarding market yields; opportunities for future expansion and expected growth in our floor share in new or existing markets; expectations regarding our future installed base of participation units; expected liquidity and capitalization; expectations regarding tax rates; expectations regarding the share repurchase program and returning capital to shareholders; drivers of revenue growth; management’s plans and objectives for future operations; expectations regarding future investments; expenditures and product development; business prospects; expectations regarding recent and potential future products; expectations regarding the popularity of new offerings; anticipated sales performance; industry trends; market conditions; and other statements that are not historical facts. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to expand and maintain its addressable markets; maintain strategic alliances; increase unit placements, installations or its installed-base; grow its revenue, gaming operations or game sales businesses; garner new market share; secure new licenses and game approvals in new and current jurisdictions; successfully develop or place proprietary product such as premium games; comply with regulations; have its games met with approval by customers or players; reinvest capital; or repurchase shares of its common stock. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of December 31, 2013 and September 30, 2013 (In thousands, except share and per-share amounts)
	December 31,	September 30,
	2013	2013
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$112,464	$102,632
Accounts receivable, net of allowance for doubtful accounts of $342 and $342, respectively	32,869	26,566
Inventory	10,913	12,429
Notes receivable, current	2,839	2,093
Deferred tax asset	7,818	7,818
Prepaid expenses and other	2,710	2,423
Federal and state income tax receivable	57	2,855
Total current assets	169,670	156,816
Property and equipment and leased gaming equipment, net	79,124	77,458
Intangible assets, net	33,256	34,723
Notes receivable, non-current	4,115	4,841
Deferred tax asset, non-current	2,690	2,690
Value added tax receivable, net of allowance of $707 and $707, respectively	2,884	2,862
Other assets	1,865	2,135
Total assets	$293,604	$281,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	29,687	29,129
Deferred revenue	665	520
Total current liabilities	34,052	33,349
Long‑term debt, less current portion	24,975	25,900
Long term deferred tax liability	12,824	12,824
Other long‑term liabilities	487	511
Total liabilities	72,338	72,584
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 36,595,010 and 36,296,027 shares issued, and 28,337,541 and 28,183,549 shares outstanding, respectively	381	378
Additional paid‑in capital	136,241	131,232
Treasury stock, 8,257,469 and 8,112,478, respectively, common shares at cost	(69,116)	(66,886)
Retained earnings	153,760	144,217
Total stockholders’ equity	221,266	208,941
Total liabilities and stockholders’ equity	$293,604	$281,525

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended December 31, 2013 and 2012 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended December 31,
	2013	2012
REVENUES:
Gaming operations	$33,608	$29,974
Gaming equipment and system sales	24,891	14,004
Other	660	324
Total revenues	59,159	44,302

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	3,850	3,274
Cost of equipment and system sales	11,825	6,185
Selling, general and administrative expenses	13,718	11,343
Research and development	4,308	4,093
Amortization and depreciation	10,436	7,964
Total operating costs and expenses	44,137	32,859
Operating income	15,022	11,443

OTHER INCOME (EXPENSE):
Interest income	91	170
Interest expense	(258)	(296)
Other income	15	10
Income before income taxes	14,870	11,327
Income tax benefit (expense)	(5,327)	(4,214)
Net income	$9,543	$7,113

Basic earnings per common share	$0.32	$0.25
Diluted earnings per common share	$0.31	$0.24

Shares used in earnings per common share:
Basic	29,618	28,330
Diluted	31,047	30,017

(1)
Cost of revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended December 31, 2013 and 2012
(Unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income	$9,543	$7,113
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	10,436	7,964
Accretion of contract rights	2,415	1,953
Share-based compensation	1,270	860
Other non-cash items	(15)	1,175
Interest income from imputed interest	(55)	(146)
Changes in operating assets and liabilities	1,254	(3,479)
Tax benefit from exercise of stock options	(2,521)	(872)
NET CASH PROVIDED BY OPERATING ACTIVITIES	22,327	14,568
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(10,414)	(12,654)
Acquisition of intangible assets	(2,725)	(2,066)
Advances under development and placement fee agreements	—	(3,262)
Repayments under development agreements	57	3,607
NET CASH USED IN INVESTING ACTIVITIES	(13,082)	(14,375)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,221	1,425
Tax benefit from exercise of stock options	2,521	872
Principal payments of long‑term debt	(925)	(925)
Purchase of treasury stock	(2,230)	(2,025)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	587	(653)
Net increase (decrease) in cash and cash equivalents	9,832	(460)
Cash and cash equivalents, beginning of period	102,632	73,755
Cash and cash equivalents, end of period	$112,464	$73,295

Reconciliation of U.S. GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) net cash, (iii) free cash flow, (iv) adjusted diluted earnings per share, and (v) pro-forma diluted earnings per share, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights, (ii) net cash as cash and cash equivalents less long-term debt, (iii) free cash flow as cash flow from operating activities less the acquisition of property and equipment and leased gaming equipment, (iv) adjusted diluted earnings per share reflects an add-back for excessive insurance claims, and (v) pro-forma diluted earnings per share reflects a tax expense rate adjustment. EBITDA, net cash, free cash flow, adjusted diluted earnings per share and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We believe that the non-GAAP measures of net cash and free cash flow provide useful information to investors as each enhances the overall understanding of our operating performance. We present adjusted diluted earnings per share in order to allow investors to evaluate how we would have performed had above average insurance claims not been incurred during the three month period ended December 31, 2013 and we present pro-forma diluted earnings per share in order to allow investors to evaluate how we would have performed had our effective tax rate for fiscal 2013 been 37%. Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended December 31,
	2013	2012
	(in thousands)
Net income	$9,543	$7,113
Add back:
Amortization and depreciation	10,436	7,964
Accretion of contract rights(1)	2,414	1,953
Interest expense, net	167	126
Income tax expense	5,327	4,214
EBITDA	$27,887	$21,370

1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are netted against revenues in the Consolidated Statements of Operations.

Net Cash Position

	As of December 31, 2013	As of September 30, 2013
	(in thousands)
Cash and cash equivalents	$112,464	$102,632
Less:
Long-term debt	(28,675)	(29,600)
Net cash	$83,789	$73,032

Free Cash Flow

	For the Three Months Ended
	December 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$24,848	$14,568
Less:
Net capital expenditures	(10,414)	(12,654)
Free cash flow	$14,434	$1,914

Adjusted Diluted Earnings Per Share

	For the Three Months Ended
	December 31,
	2013	2012
	(in thousands)
EPS Reconciliation:
As reported	$0.31	$0.24
Add-back excessive insurance claims	0.02	—
Adjusted Diluted EPS	$0.33	$0.24

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